EXHIBIT 99.1

FOR IMMEDIATE RELEASE


             U.S. AGGREGATES COMMON STOCK MOVED TO OVER-THE-COUNTER
                                 BULLETIN BOARD

Draper, UT, November 27, 2001 - U.S. Aggregates Inc., (OTC Bulletin Board: AGAT) today announced that its common stock will begin trading on the OTC Bulletin Board (OTCBB), effectively immediately. Investors will continue trading the Company's common stock under its new ticker symbol "AGAT" via the OTCBB in a manner similar to that offered by the NYSE, and will be able to access information about the Company's shares by accessing the OTCBB's web site at www.otcbb.com.

The move to the OTCBB follows formal notification from the New York Stock Exchange (NYSE) that the Company's common stock was delisted from the NYSE effective November 26, 2001, because the Company did not comply with requirements for continued listing on the NYSE.

Founded in 1994, U.S. Aggregates, Inc. ("USAI") is a producer of aggregates. Aggregates consist of crushed stone, sand and gravel. The Company's products are used primarily for construction and maintenance of highways and other infrastructure projects as well as for commercial and residential construction. USAI serves local markets in nine states in two regions of the United States, the Mountain states and the Southeast.

Certain matters discussed in this release contain forward-looking statements and information based on management's belief as well as assumptions made by and information currently available to management. Such statements are subject to risks, uncertainties and assumptions including, among other matters, future growth in the construction industry; the ability of U.S. Aggregates to complete acquisitions and effective integration of acquired companies' operations; successful implementation of strategic business alternatives; and general risks related to the markets in which U.S. Aggregates operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those projected. Additional information regarding these risk factors and other uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

                                       ###